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                                                                     Exhibit 3.1


                   CERTIFICATE OF DESIGNATION OF VOTING POWER,
                            DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                              OTHER SPECIAL RIGHTS
                         AND QUALIFICATIONS, LIMITATIONS
                                AND RESTRICTIONS

                                       OF

                    SERIES A SENIOR CUMULATIVE PARTICIPATING
                           CONVERTIBLE PREFERRED STOCK

                                       OF

                                     C, INC.


                            ------------------------

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                            ------------------------



                  C, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation at a meeting duly called and held on ________, 1999 duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series preferred stock having a par value of $.01 per share, with a liquidation preference of $1,000 per share (the "Base Liquidation Preference") which shall be designated as Series A Senior Cumulative Participating Convertible Preferred Stock (the "Preferred Stock")



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consisting of 40,000 shares, of which 25,000 shares shall be designated Series
A1 Senior Cumulative Participating Convertible Preferred Stock (the "Series A1 Stock") and 15,000 shares shall be designated Series A2 Senior Cumulative Participating Convertible Preferred Stock (the "Series A2 Stock"), plus, in each case, such additional shares of Preferred Stock as may be issued pursuant to paragraph 2 hereof, having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

         1. RANKING. The Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of capital stock or series of preferred stock established after ______, ___ by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to with the Common Stock of the Corporation as "Junior Securities");
(ii) on a parity with any additional shares of Preferred Stock issued by the Corporation in the future and any other class of capital stock or series of preferred stock issued by the Corporation established after _______,____, by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Corporation established after , by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Securities").


         2. DIVIDENDS.

         (i) The holders of shares of the Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative dividends from the date of issuance of the Preferred Stock accruing at the rate per annum of 4% of the Base Liquidation Preference per share, payable quarterly in arrears on each ________, ________, ________ and ________, commencing on ________, ____
(each a "Dividend Payment Date"), to the holders of record as of the next preceding ________, ________, ________ and ________, (each, a "Record Date")
whether or


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not such Record Date is a Business Day. If any Dividend Payment Date is not a
Business Day, such payment shall be made on the next succeeding Business Day. Dividends will be payable, at the option of the Corporation, (A) in cash, (B) by delivery of shares of Preferred Stock of the same designation as the shares on which the dividend is paid or (C) through any combination of the foregoing. In addition, if the Corporation declares or pays any cash dividends on the Common Stock, the Corporation shall also declare and pay to the holders of the Preferred Stock at the same time that it declares and pays such dividends, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend.

         (ii) Dividends on the Preferred Stock shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate, compounded quarterly.

         (iii) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock. Unless full cumulative dividends on all outstanding shares of Preferred Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (a) no dividend (other than a divided payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities or Parity Securities;
(b) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities or Parity Securities, other than a distribution consisting solely of Junior Securities; (c) no shares of Junior Securities or Parity Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities or Parity Securities) by the Corporation or any of its subsidiaries; and (d) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities or Parity Securities by the Corporation or any of its subsidiaries. Holders of the Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.



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         3. CONVERSION RIGHTS.

         (i) A holder of shares of Preferred Stock may convert such shares at any time, unless previously redeemed, at the option of the holder thereof into shares Common Stock of the Corporation. For the purposes of conversion, each share of Preferred Stock shall be valued at the Base Liquidation Preference plus accrued and unpaid dividends, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares of Common Stock issuable upon conversion, except that the right to convert shares of Preferred Stock called for redemption shall terminate at the close of business on the Business Day preceding the Redemption Date and shall be lost if not exercised prior to that time, unless the Corporation shall default in payment of the redemption price contemplated by Section 5(i) or 5(ii). Immediately following such conversion, the rights of the holders of converted Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

         (ii) To convert Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Preferred Stock, (B) notify the Corporation at such office that he elects to convert Preferred Stock and the number of shares he wishes to convert, (C) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax if required pursuant to paragraph 3(iv). In the event that a holder fails to notify the Corporation of the number of shares of Preferred Stock which he wishes to convert, he shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the "Conversion Date." As soon as practical following the Conversion Date, the Corporation shall deliver to the holder a certificate for the number of full shares of Common Stock issuable upon the conversion, and a new certificate representing the unconverted portion, if any, of the shares of Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. The holder of record of a share of Preferred Stock at the close of business on a Record Date with respect to the payment of dividends on the Preferred Stock will be entitled to receive such dividends with respect to such share of Preferred Stock on the corresponding Dividend Payment Date, notwithstanding the conversion of such share after such Record Date and prior to such Dividend Payment Date. The dividend



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payment with respect to a share of Preferred Stock called for redemption on a date during the period from the close of business on any Record Date for the payment of dividends to the close of business on the Business Day immediately following the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date, notwithstanding the conversion of such share after such Record Date and prior to such Dividend Payment Date, and the holder converting such share of Preferred Stock need not include a payment of such dividend amount upon surrender of such share of Preferred Stock for conversion. If a holder of Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total Base Liquidation Preferences plus accrued and unpaid dividends thereon of all shares of Preferred Stock converted. If the last day on which Preferred Stock may be converted is not a Business Day, Preferred Stock may be surrendered for conversion on the next succeeding Business Day.

         (iii) The Corporation shall not issue any fractional shares of Common Stock upon conversion of Preferred Stock. Instead the Corporation shall pay a cash adjustment based upon the Closing Price of the Common Stock on the Business Day prior to the Conversion Date.

         (iv) If a holder converts shares of Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder's name.

         (v) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Preferred Stock in full. All shares of Common Stock that may be issued upon conversion of Preferred Stock shall be fully paid and nonassessable.

         (vi) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation (other than the Preferred Stock) in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution,



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such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such dividends and distributions. For the purposes of this paragraph 3(vi), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

         (vii) In case the Corporation shall issue rights, options or warrants to all holders of its Common Stock entitling them to subscribe for, purchase or acquire shares of Common Stock at a price per share less than the current market price per share (determined as provided in paragraph 3(xi) below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, options or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription, purchase or acquisition would purchase at such current market price and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription, purchase or acquisition, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such rights, options or warrants. However, upon the expiration of any right, option or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this paragraph 3(vii), if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this paragraph 3 after the issuance of such rights, options or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, options or warrants. No further adjustment shall be made upon exercise of any right, option or warrant if any adjustment shall be made upon the issuance of such security. For the purposes of this paragraph 3(vii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not issue any rights, options or warrants in respect of shares of Common Stock held



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in the treasury of the Corporation.

         (viii) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be increased, in each case to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

         (ix) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock (A) evidences of its indebtedness or (B) shares of any class of capital stock, cash or other assets (including securities, but excluding (x) any rights, options or warrants referred to in paragraph 3(vii) above, (y) any dividends or distributions referred to in paragraph 3(vi) or 3(viii) above, and (z) cash dividends), then in each case, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph 3(xi) below) of the Common Stock on such date of determination (or, if earlier, on the date on which the Common Stock goes "ex-dividend" in respect of such distribution) less the then fair market value as determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed with the Transfer Agent) of the portion of the capital stock, cash or other assets or evidences of indebtedness so distributed (and for which an adjustment to the Conversion Price has not previously been made pursuant to the terms of this paragraph 3) applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately after the opening of business on the day following such date of determination of the holders entitled to such distribution.

         (ixA) In case a tender or exchange offer made by the Corporation or any



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subsidiary of the Corporation for all or any portion of the Common Stock shall expire and such tender or exchange offer shall involve the payment by the Corporation or such subsidiary of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive and described in a resolution of the Board of Directors or such duly authorized committee thereof, as the case may be) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the current market price per share (determined as provided in paragraph 3(xi) below) of the Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the current market price per share of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the current market price per share of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time. For the purposes of this paragraph 3(ixA), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

         (x) The reclassification or change of Common Stock into securities, including securities other than Common Stock (other than any reclassification upon a consolidation or merger to which paragraph 3(xviii) below shall apply) shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of holders of Common Stock entitled to receive such distribution" within the meaning of paragraph 3(ix) above), and (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of Common Shares outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such



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subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph 3(viii) above).

         (xi) For the purpose of any computation under paragraph 3(vii), or 3(ix) or 3(ixA) above, the current market price per share of Common Stock on any day shall be deemed to be the average of the Closing Prices of the Common Stock for the 20 consecutive Trading Days ending on the day before the day in question; provided, that, in the case of paragraph 3(ix), if the period between the date of the public announcement of the dividend or distribution and the date for the determination of holders of Common Stock entitled to receive such dividend or distribution (or, if earlier, the date on which the Common Stock goes "ex-dividend" in respect of such dividend or distribution) shall be less than 20 Trading Days, the period shall be such lesser number of Trading Days but, in any event, not less than five Trading Days.

         (xii) No adjustment in the Conversion Price need be made until all cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 3 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be.

         (xiii) For purposes of this Certificate of Designation, "Common Stock" includes any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which is not subject to redemption by the Corporation. However, subject to the provisions of paragraph 3(xviii) below, shares issuable on conversion of shares of Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation on the Preferred Stock Issue Date or shares of any class or classes resulting from any reclassification thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which are not subject to redemption by the Corporation; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

         (xiv) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. No adjustment in the



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Conversion Price need be made under paragraphs 3(vi), 3(vii) and 3(ix) above if the Corporation issues or distributes to each holder of Preferred Stock the shares of Common Stock, evidences of indebtedness, assets, rights, options or warrants referred to in those paragraphs which each holder would have been entitled to receive had Preferred Stock been converted into Common Stock prior to the happening of such event or the record date with respect thereto.

         (xv) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent for the Preferred Stock, if any, a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Unless holders of a majority of the outstanding shares of Preferred Stock shall notify (a "Dispute Notice") the Corporation, within 30 days of the date the Corporation mails such notice of adjustment, that such holders (the "Disputing Holders") dispute such adjustment, such adjustment shall be final and binding. The Dispute Notice shall set forth in reasonable detail the basis for such dispute and shall name a representative (the "Representative") for the Disputing Holders. The Corporation and the Representative shall jointly engage an accounting firm of national reputation which shall be instructed to resolve such dispute as promptly as practicable. The decision of such accounting firm shall be final and binding. The Corporation and the Representative, on behalf of the Disputing Holders, shall each bear one-half of the fees and expenses (including the responsibility for any indemnity or similar obligations) of such accounting firm.

         (xvi) The Corporation from time to time may reduce the Conversion Price if it considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is reduced, the Corporation shall mail to holders of Preferred Stock a notice of the reduction. The Corporation shall mail, first class, postage prepaid, the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price pursuant to this paragraph 3(xvi) does not change or adjust the Conversion Price otherwise in effect for purposes of paragraphs 3(vi), 3(vii), 3(viii), 3(ix), 3(ixA) and 3(x) above.

         (xvii) If:

                  (A) the Corporation takes any action which would require an



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adjustment in the Conversion Price pursuant to paragraph 3(vii), 3(ix) or 3(x)
above;

                  (B) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another entity, and stockholders of the Corporation must approve the transaction; or

                  (C) there is a dissolution or liquidation of the Corporation;

the Corporation shall mail to holders of the Preferred Stock, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least 10 days before such date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (A), (B) or (C) of this paragraph 3(xvii).

         (xviii) In the case of any consolidation of the Corporation or the merger of the Corporation with or into any other entity or the sale or transfer of all or substantially all the assets of the Corporation pursuant to which the Corporation's Common Stock is converted into other securities, cash or assets, upon consummation of such transaction, each share of Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Preferred Stock is convertable immediately prior to such consolidation, merger, transfer or sale (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non-electing shares). Appropriate adjustment (as determined by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Preferred Stock. If this paragraph 3(xviii) applies, paragraphs 3(vi), 3(viii) and 3(x) do not apply.

         (xix) In any case in which this paragraph 3 shall require that an adjustment as a result of any event becomes effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the



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Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Corporation, the Conversion Price shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized, provided that such rescission is permitted by and effective under applicable laws.

         4. LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Corporation's capital stock, each holder of shares of the Preferred Stock will be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to the greater of (a) the Adjusted Liquidation Preference as of the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock per share of Preferred Stock held by such holder times the number of shares of Preferred Stock held by such holder or (b) the amount that would have been paid to such holder of the Preferred Stock with respect to Common Stock issuable upon conversion of such holder's Preferred Stock had each share of such holder's outstanding Preferred Stock been converted to Common Stock immediately prior to the date of the liquidation, dissolution, winding-up or reduction or decrease in capital stock (such sum, the "Total Liquidation Payment"), before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Corporation. After payment in full of the Total Liquidation Payment to which holders of Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference and accumulated and unpaid dividends, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Corporation or reduction or decrease in capital stock.

         5.       REDEMPTION.



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                  (i) MANDATORY OFFER OF REDEMPTION. Within 15 days following a
Change of Control Event, the Corporation shall give notice to the holder of the Preferred Stock, describing in reasonable detail the material terms of the transaction and offering to purchase all of such holder's shares of Preferred Stock at a price per share in cash equal to 101% of the Adjusted Liquidation Preference as of the repurchase date, which shall be no earlier than 30 days, nor later than 60 days from the date such notice is mailed; PROVIDED, HOWEVER, that if the Change of Control Event occurs prior to ______ __ , 2002 [third anniversary of issuance], the Adjusted Liquidation Preference shall be deemed to equal the Adjusted Liquidation Preference plus the dividends that would have accrued on the shares of Preferred Stock (and assuming such dividends were paid by delivery of shares of Preferred Stock of the same designation) had such Preferred Stock remained outstanding until _________ __, 2002. The failure of the holder to accept such offer prior to the repurchase date shall be deemed a rejection of such offer. A "Change of Control Event" shall mean (A) the acquisition by any person or group (within the meaning of Section 12(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), of beneficial ownership, direct or indirect, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding equity securities, (B) (x) the acquisition by any person or group of beneficial ownership, direct or indirect, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding equity securities and (y) either (1) a representative or nominee of such person or group shall be elected or appointed to the Board of Directors of the Corporation without the support of at least 5/7 of the members of the Board of Directors of the Corporation, provided that, if there is a vote of the stockholders, the holders of the Preferred Stock shall have voted against such election or (2) a person designated by the Investor (as defined in the Securities Purchase Agreement dated as of August __, 1999 between the Investor and the Corporation) pursuant to Section 4.5(e) of such Securities Purchase Agreement shall not be elected to the Board of Directors of the Corporation as provided in such Section or (C) the consolidation of the Company with, or the merger of the Company with or into, another Person or the sale, assignment or transfer of all or substantially all of the Company's assets to any Person, or the consolidation of any Person with, or the merger of any Person with or into, the Company, in any such event in a transaction in which the outstanding voting capital stock of the Company is converted into or exchanged for cash, securities or other property, provided that following such transaction the holders of voting stock of the Company immediately prior to such transaction do not own more than 50% of the voting stock of the company surviving such transaction or to which such assets are transferred. Paragraph 5(i)(B) shall not be applicable if the Investor is not entitled to make a designation pursuant to Section 4.5(e) of the Securities Purchase Agreement. This paragraph 5(i) shall not apply to any Change of Control resulting from actions by the Investor or any affiliate, transferee or person acting in concert therewith.

         (ii) OPTIONAL REDEMPTION. The Preferred Stock shall be subject to redemption, at the option of the Corporation (an "Optional Redemption"), at any time following ______ __, 2002 [third anniversary of issuance] and prior to ______ __, 2004 [fifth anniversary] at the "Optional Redemption Price" (as defined below) if the average of the Closing Prices of the Common Stock has exceeded $12.00 for sixty consecutive Trading Days following Preferred Stock Issue Date. The Preferred Stock shall be redeemable at any time following the fifth anniversary of the issuance of Preferred Stock at the Optional Redemption Price. The "Optional Redemption Price" per share shall be the Adjusted Liquidation Preference as of the Optional Redemption Date (as defined below).

         (iii) NOTICE OF REDEMPTION. The Corporation shall give the holder of Preferred Stock written notice of any Optional Redemption not less than 30 days nor more than 45 days prior to the proposed redemption date, specifying such redemption date (each, an "Optional Redemption Date"), the per share Optional Redemption Price and the number of such holder's shares to be redeemed on such date. Upon making an election to redeem shares pursuant to paragraph 5(ii) hereof, the Corporation shall be obligated to consummate such redemption. Notice of redemption having been given as aforesaid, the number of shares to be redeemed as specified in such notice shall be so redeemed on the redemption date specified. In case of redemption of less than all of the shares of Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as determined by the Corporation in its sole discretion.

         (iv) EFFECT OF REDEMPTION. On the date established for redemption pursuant to this paragraph 5 hereof, all rights in respect of the shares of Preferred Stock to be redeemed, except the right to receive the applicable redemption price, plus accrued and unpaid dividends, if any (but only to the extent such accrued and unpaid dividends have not been included in the redemption price), to the date of redemption, shall cease and terminate (unless default shall be made by the Corporation in the payment of the applicable redemption price, plus accrued and unpaid dividends, if any, in which event such rights shall be exercisable until such default is cured), and such shares shall no longer be deemed to be outstanding, notwithstanding that any certificates representing such shares shall not have been surrendered to the Corporation. All shares of Preferred Stock redeemed pursuant to this paragraph 5 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series or class, and may thereafter be reissued, subject to compliance with the terms hereof, as shares of any



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


series of preferred stock other than shares of Preferred Stock. No Preferred Stock may be redeemed except with funds legally available for such purpose.

         6. VOTING RIGHTS.

         (i) The holder of the Preferred Stock shall vote along with the holders of the shares of Common Stock as a single class, except as provided in paragraph 6(iii), below, with each share of Common Stock entitled to one vote and each share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of such Preferred Stock as of the relevant record date.

         (ii) The Corporation shall not, without the affirmative vote or consent of the holders of at least 50% of the shares of Preferred Stock then outstanding (with shares held by the Corporation not being considered to be outstanding for this purpose) voting or consenting as the case may be, as one class:

                  (a) issue any Senior Securities or Parity Securities;

                  (b) issue any preferred stock which is not a Senior Security or Parity Security and which has voting rights (except as required by law) unless such preferred stock votes as a single class with the Common Stock and the Preferred Stock;

                  (c) amend this Certificate of Designation in any manner that adversely affects the specified rights, preferences, privileges or voting rights of holders of Preferred Stock; or

                  (d) authorize the issuance of any additional shares of Preferred Stock, other than as contemplated by the Securities Purchase Agreement, dated as of _____ __, 1999 between ___ and the Corporation, the Warrants contemplated thereby and this Certificate of Designation;

         (iii) The Corporation in its sole discretion may without the vote or consent of any holders of the Preferred Stock amend or supplement this Certificate of Designation:

                  (a) to cure any ambiguity, defect or inconsistency, provided such amendment or supplement is not adverse to the rights of the holders of the Preferred Stock;

                  (b) to provide for uncertificated Preferred Stock in addition to or in place of certificated Preferred Stock; or

                  (c) to make any change that would provide any additional rights or benefits to the holders of the Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designation of any such holder.

Except as set forth above, (x) the creation or authorization of any shares of Junior Securities, Parity Securities or Senior Securities or the issuance of any shares of Junior Securities or (y) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of the Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges, special rights or voting rights of holders of shares of Preferred Stock.

         7. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Preferred Stock shall have no preemptive or subscription rights.

         8. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         9. SEVERABILITY OF PROVISIONS. If any voting powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth.

         10. RE-ISSUANCE OF PREFERRED STOCK. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

         11. MUTILATED OR MISSING PREFERRED STOCK CERTIFICATES. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the transfer agent (if other than the Corporation).

         12. CERTAIN DEFINITIONS. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "ADJUSTED LIQUIDATION PREFERENCE" means, with respect to each share of Preferred Stock, the sum of (a) the Base Liquidation Preference per share of Preferred Stock plus accrued and unpaid dividends thereon and (b) the result of
(i) the amount by which (x) 7.5 percent of the Excess Retained Earnings exceeds
(y) the aggregate amount of cash dividends paid pursuant to the final sentence of paragraph 2(i) that are not in excess of the dividends paid pursuant to the first sentence of paragraph 2(i), divided by (ii) the total number of shares of Preferred Stock outstanding on the date (the "Calculation Date") of the event giving rise to the calculation of the Adjusted Liquidation Preference (including, without limitation, the redemption of the Preferred Stock or the liquidation of the Corporation).

         "BUSINESS DAY" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

         "CLOSING PRICE" means, for each Trading Day, the last reported sale price regular way on the Nasdaq National Market or, if the Common Stock is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the corporation for that purpose.

         "COMMON STOCK" means the Common Stock, par value $.01 per share, of the Corporation.

         "CONVERSION PRICE" shall initially mean $8.25 per share of Series A1 Stock and $9.00 per share of Series A2 Stock and thereafter shall be subject to adjustment from time to time pursuant to the terms of paragraph 3 hereof.

         "EXCESS RETAINED EARNINGS" means the excess, if any, of(i) retained earnings as shown on the most recent quarterly or annual consolidated balance sheet of the Corporation prior to the Calculation Date, over (ii) $75 million. For purposes of this definition, retained earnings shall be computed ignoring the effects of any acquisitions after the Preferred Stock Issue Date and ignoring the Corporation's investment in ThingWorld.com LLC (including any income therefrom or sale thereof).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934.

         "PERSON" means any individual or corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "PREFERRED STOCK ISSUE DATE" means the date on which the first shares of Preferred Stock are originally issued by the Corporation under this Certificate of Designation.

         "TRADING DAY" means any day on which the Nasdaq National Market or other applicable stock exchange or market is open for business.

         "TRANSFER AGENT" shall be Boston Equiserve unless and until a successor is selected by the Corporation.